Exhibit 99.1

Driven Deliveries Announces Preliminary Record Second Quarter 2020 Revenue of $5.6 million, an Increase of 158% Sequentially

PR Newswire July 22, 2020

LOS ANGELES, July 22, 2020 /PRNewswire/ -- Driven Deliveries Inc. (the “Company” or “Driven”) (OTCQB: DRVD), one of California’s fastest growing online cannabis retailers and direct-to-consumer logistics companies, today announced preliminary unaudited revenue results of $5.6 million for the second quarter ended June 30, 2020, an increase of 158% sequentially as compared with the first quarter of 2020.

Driven Deliveries, Inc. (PRNewsfoto/Driven Deliveries, Inc.)

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The Company’s online retail divisions, Ganjarunner and Budee, now represent more than 244,600 registered cannabis consumers, compared with 230,300 at the end of March 2020. The Company also reported it acquired more than 14,000 new customers, compared with 13,000 new customers in the first quarter, and delivered more than 74,300 orders to consumer doorsteps, representing an increase of 103% over the first quarter.

“We experienced record-breaking sales for the quarter ended June 30, 2020 as we continued to acquire new customers while experiencing repeat orders from existing customers, driving a $3.4 million increase in revenue in the second quarter of 2020 compared with Q1 2020. We are proud that our technical and operational platforms have seamlessly absorbed this increase in demand, and we have maintained our 4.8 star customer experience rating as we ramped operations.  We expect this strong sales momentum to continue into the second half of the year,” said Christian Schenk, CEO Driven Deliveries.

“In parallel, we started to see the impact of our initiatives to improve operational efficiencies. The second quarter was the first full quarter that the operational and technical integrations of all three acquisitions, Ganjarunner, Mountain High Recreation and Budee, were complete. This positioned us to scale the business and capture new demand for cannabis products, while also growing repeat sales to our loyal customers. We expect our improved operational efficiency to contribute to improved bottom line results in the second quarter,” Christian Schenk added.

Consolidated Cost of Acquisition (COA) for new customers also improved for the fifth straight month. The average COA for June was $9.64. New customer orders represented $721,463 in incremental revenue and accounted for 35% of total revenue. Customer retention, calculated as the amount of newly acquired customers who purchased a second time, remained strong to 88% over the previous month at 89%. Ontime order percentage, calculated based on the number of deliveries that are executed in under 90 minutes, exceeded 71% in June, compared with 88% in May.

The Company also increased brand participation of its BrandBudee Program to 21, following its launch in May / June 2020. These brands have contributed to more than 2355 new customer sign-ups and 2516 new customer orders since the widget launched. The BrandBudee widget enables brands to sell directly to consumers via their own website, shopping products available to purchase based on their location. BrandBudee provides consumers direct access to some of the most renowned cannabis brands in the space with delivery in under 90 minutes across the State of California.

The Company will announce the reporting date for its complete second quarter 2020 results and earnings conference call as soon as possible.